Exhibit 99.1

FOR IMMEDIATE RELEASE
                                                        MEDIA CONTACT:
                                                        Jim Fitzpatrick
                                                        The Dilenschneider Group
                                                        312-553-0700


             MERCURY FINANCE REORGANIZATION PLAN CONFIRMED BY COURT

                EMERGENCE FROM CHAPTER 11 EXPECTED IN LATE MARCH


CHICAGO, March 10, 1999 - Mercury Finance Company (OTC BB: MFNNQ) today announced that the Company's Second Amended Plan of Reorganization has been confirmed by order of the United States Bankruptcy Court for the Northern District of Illinois. The plan is expected to take effect in late March.

         The reorganized company will be named MFN Financial Corporation and will be led by Edward G. Harshfield, who will be appointed chairman and chief executive officer, as previously announced. A new board of directors will be installed on the effective date of the reorganization.

         "We are pleased that the lengthy stabilization and reorganization process has been brought to a conclusion," said William A. Brandt, Jr., the turnaround specialist who has been serving as president and chief executive officer. "The debt load of the Company has been significantly reduced in the process and its exposure to class action litigation has been eliminated. Relieved of these onerous burdens, Mercury Finance and its employees will now be in a better position to build for the future."

         The Company's confirmed plan was supported by the committees representing shareholders, debt holders and class action security claimants. The plan was accepted by about 97 percent of the shareholders, 100 percent of the debt holders and about 99 percent of the holders of securities fraud claims who voted.

         Upon the effective date of the plan, the Company's current shares and options will be extinguished. New shares will be issued with 95 percent of them distributed to the senior lenders in return for a substantial reduction of their debt. The current shareholders will receive a pro rata distribution of five percent of the new shares, as well as certain warrants entitling them to purchase additional shares at a price that will be fixed for three to five years.

         The Company has continued its business operations throughout the chapter 11 case. It now does business from about 165 offices nationally.

         THE GENERAL SUMMARY OF THE CONFIRMED REORGANIZATION PLAN CONTAINED IN THIS NEWS RELEASE IS NOT MEANT TO BE COMPLETE. THE FULL TEXT OF THE CONFIRMED PLAN WILL BE FILED WITH THE U.S. BANKRUPTCY COURT FOR THE NORTHERN DISTRICT OF ILLINOIS.